EXHIBIT 23.1

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants )

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Synera Studio Inc.

We hereby consent to the inclusion of our report dated July 25, 2025, relating to the financial statements of Synera Studio Inc. as of and for the period April 4, 2025 (inception) to June 30, 2025 in the Registration Statement on Form S-1 and to the reference to our firm under the caption “Experts” in the Registration Statement.

Aloba, Awomolo & Partners - PCAOB ID# 7275

Ibadan, Nigeria

December 11, 2025